Exhibit 99.1

GlobalSCAPE, Inc. Reports Fiscal First Quarter 2020 Financial Results

SAN ANTONIO — April 29, 2020 — GlobalSCAPE, Inc. (NYSE American: GSB), a worldwide leader in the secure movement and integration of data, today announced financial results for its fiscal first quarter ended March 31, 2020.

Revenue for the first quarter of 2020 was $9.7 million, a 3% increase when compared with revenue of $9.4 million for the first quarter of 2019. Gross margin was $8.1 million, or 84% of total revenue, compared to $8.0 million, or 85% of total revenue in the same quarter a year ago.

Operating expenses for the first quarter of 2020 decreased 6% to $4.5 million, compared to $4.8 million in the same period a year ago.

Net income for the first quarter of 2020 remained unchanged from the previous year at $2.4 million. Fully diluted earnings per share were $0.12 for the first quarter of 2020 compared to $0.14 for the first quarter of 2019.

Adjusted EBITDA for the first quarter of 2020 was $4.5 million compared to $4.4 million for the first quarter of 2019.

The Company had cash and cash equivalents totaling $9.3 million at March 31, 2020. As of March 31, 2020, there were 18,710,314 shares of common stock outstanding.

“The first quarter marked the release of our Enhanced File Transfer™ 2020 (EFT 2020) platform, the eighth generation of GlobalSCAPE’s managed file transfer platform and the most robust version ever developed,” said Robert Alpert, Chairman of GlobalSCAPE’s Board of Directors and CEO. “EFT 2020 arms enterprises with industry-leading controls needed to meet stringent regulations, including the European Union’s General Data Protection Regulation (GDPR), Canada’s Personal Information Protection and Electronic Documents Act (PIPEDA) and the California Consumer Privacy Act (CCPA). Not only are we solving compliance headaches, but we are delivering unmatched simplicity and performance for global enterprises. Recognizing our innovation, EFT 2020 won the Gold Cybersecurity Excellence Award in this year’s Secure File Transfer category.”

“Unfortunately, the first quarter was overshadowed by COVID-19. In March our focus was on employee safety and client care. Prior to the COVID-19 outbreak, we had plans, processes and technology in place to equip a fully remote workforce. We have transitioned our teams from our office to their homes. All our operations have been uninterrupted and teams are functioning at high levels. We did experience weakness in first quarter license sales as our clients evaluated the impact of the global pandemic. With the upheaval caused by COVID-19, we believe some clients and prospects decided to defer their buying decisions to the future as a countermeasure to global economic uncertainty. I am exceptionally proud of our employees as they continue to provide award-winning products and world class service to our global client base. Although we did not repurchase shares in the first quarter, we will continue to monitor capital markets for opportunities to repurchase shares and consider other actions designed to enhance shareholder value.”

About Globalscape

GlobalSCAPE, Inc. (NYSE American: GSB) is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside your business, between applications, people and places, in and out of the cloud. GlobalSCAPE provides cloud services that automate your work, secure your data, and integrate your applications – while giving visibility to those who need it. GlobalSCAPE makes business flow brilliantly. Visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause the actual results of the operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the Company’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; legal, regulatory, political and economic risks in international markets and global public health crises that reduce economic activity (including the recent coronavirus COVID-19 outbreak); the results of our reduction in force; the discovery of additional information relevant to the internal investigation; the possibility that additional errors relevant to the recently completed restatement may be identified; pending litigation and other proceedings and the possibility of further legal proceedings adverse to the Company resulting from the restatement or related matters; the costs associated with the restatement and the investigation, pending litigation and other proceedings and possible future legal proceedings; and our decreased “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of share repurchases. More information on potential risks and other factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof.

Use of Non-GAAP Measures

The Company uses Adjusted EBITDA (Earnings Before Interest, Taxes, Total Other Income/Expense, Depreciation, Amortization, and Share-Based Compensation Expense) to provide a view of income and expenses that is supplemental and secondary to the primary assessment of net income (loss) as presented in the condensed consolidated statement of operations and comprehensive income.

Adjusted EBITDA is not a measure of financial performance under GAAP. It should not be considered as a substitute for net income (loss) presented on our condensed consolidated statement of operations and comprehensive income. Adjusted EBITDA has limitations as an analytical tool and when assessing our operating performance. Adjusted EBITDA should not be considered in isolation or without a simultaneous reading and consideration of our financial statements prepared in accordance with GAAP. A reconciliation of net income to Adjusted EBITDA is provided at the end of this release.

	Three Months Ended
	March 31,
	2020	2019
Net Income	$2,369	$2,420
Add (subtract) items to determine Adjusted EBITDA:
Income tax expense	461	747
Interest (income) expense, net	774	(24)
Depreciation and amortization:
Total depreciation and amortization	441	410
Stock-based compensation expense	497	875

Adjusted EBITDA	$4,542	$4,428

GlobalSCAPE Investor Relations Contact:
ir@GlobalSCAPE.com

GlobalSCAPE Public Relations Contact:
Zintel Public Relations
Matthew Zintel
matthew.zintel@zintelpr.com